Exhibit 99.1

PRESS RELEASE

First Community Bancorp

(NASDAQ: FCBP)

Contact: Phone: Fax:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1020 310-201-0498	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE

April 17, 2008

FIRST COMMUNITY BANCORP ANNOUNCES RESULTS FOR THE

FIRST QUARTER OF 2008

San Diego, California . . . First Community Bancorp (Nasdaq: FCBP) today announced a net loss for the first quarter of 2008 of $272.7 million, or $10.05 per diluted share.  The net loss was caused by a $275.0 million write-off of goodwill made in response to the recent volatility in the banking industry and the effect such volatility has had on the market prices of banking stocks, including First Community Bancorp’s.  Net earnings (loss) excluding the goodwill write-off (hereinafter referred to as “net operating earnings”) for the quarter ended March 31, 2008 totaled $2.3 million, or $0.08 per diluted share.  This compares to net operating earnings of $17.1 million, or $0.62 per diluted share, for the fourth quarter of 2007, and net operating earnings of $28.5 million, or $0.98 per diluted share, for the first quarter of 2007.  The decrease in net operating earnings compared to the net operating earnings for the fourth and first quarters of 2007 resulted primarily from a higher provision for credit losses.

The discussion in this release of net earnings, earnings per share, performance ratios and comparisons to prior periods will be based on net operating earnings as described above and as shown in the following table.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

FIRST QUARTER RESULTS

	First	Fourth	First
	Quarter	Quarter	Quarter
In thousands, except per share data and percentages	2008	2007	2007

Net (loss) earnings as reported	$(272,723)	$17,059	$28,546
Goodwill write-off	275,000	—	—
Net operating earnings	$2,277	$17,059	$28,546

Diluted (loss) earnings per share	$(10.05)	$0.62	$0.98
Diluted net operating earnings per share	$0.08	$0.62	$0.98

Return on average assets (ROA)	(21.10)%	1.32%	2.10%
Operating return on average assets	0.18%	1.32%	2.10%

Return on average equity (ROE)	(96.35)%	5.86%	9.91%
Operating return on average equity	0.80%	5.86%	9.91%

Efficiency ratio	481.6%	53.2%	42.2%
Operating efficiency ratio	54.8%	53.2%	42.2%

Net interest margin	5.58%	6.11%	6.33%

The decrease in net operating earnings of $14.8 million for the first quarter of 2008 compared to the fourth quarter of 2007 is due to the combination of lower net interest income ($2.9 million after tax), a higher provision for credit losses ($13.3 million after tax), higher noninterest income ($705,000 after tax), and lower operating noninterest expenses ($600,000 after tax).   The fourth quarter of 2007 included prepayment penalties on certain FHLB advances, a donation, and reorganization charges, which totaled $1.6 million in the aggregate after tax; there were no such items in the other periods presented.  The increase in the operating efficiency ratio in the first quarter of 2008 was due mostly to the combined effects of lower net interest income, higher noninterest income and lower overhead costs.  The prepayment penalty, donation and reorganization charges increased our efficiency ratio by 409 basis points in the fourth quarter of 2007.

The decrease in net operating earnings for the first quarter of 2008 compared to the first quarter of 2007 is attributed mostly to a higher provision for credit losses and lower net interest income and noninterest income.  The decrease in both net interest income and noninterest income relates, in part, to the sale of a participating interest of approximately $353 million in commercial real estate mortgage loans at the end of the first quarter of 2007; this sale generated an after-tax gain of $3.9 million and the proceeds were used mostly to repay overnight borrowings.  Noninterest income also declined due to lower income related to discounts recognized on acquired loans that have since been repaid.

Matt Wagner, Chief Executive Officer, stated, “During the first quarter, we focused on asset quality and core deposit growth.  We continue to manage the loan portfolio aggressively, and we further reduced our exposure to residential construction loans and other credits that carry heightened risk in today’s environment.  The nonowner-occupied residential construction loan portfolio declined by almost $63 million, and now represents 7.2% of our gross loans.”  Mr. Wagner continued, “The favorable rate environment and our capital strength enabled us to grow core deposits by $102 million during the first quarter.  While we remain cautious, we believe our healthy capital ratios and allowance for credit losses position us favorably in the current environment as we seek to attract core deposits and continue serving our customer base.”

Vic Santoro, Executive Vice President and Chief Financial Officer, commented, “Since its formation, the Company  completed 19 acquisitions that have increased its assets to nearly $5 billion, developed a sizable revenue stream and created $761 million in goodwill, an asset which is not amortized to expense.  The disruption in the financial sector has caused the market valuation for banking stocks to decline over the last few quarters, including the market value of our common stock.  As a result, in following the accounting rules, we wrote off to expense $275 million in goodwill.  This expense write-off had no impact on our regulatory capital levels, cash flows, or liquidity.”  Mr. Santoro continued, “Although the Federal Reserve’s actions to lower the Federal funds rate negatively affected our net interest margin, we were able to reprice certain deposits throughout the first quarter.  This repricing along with the high level of our demand deposit balances enabled us to lower our total deposit cost to 1.35% in March.  The combination of our strong net interest margin of 5.56% in March, reduced loan portfolio risk, our credit loss reserve coverage and high regulatory capital levels position us to take advantage of growth opportunities as they arise.”

BALANCE SHEET CHANGES

Total loans, including loans held for sale and net of unearned income, decreased $46.5 million to $4.0 billion at March 31, 2008, from December 31, 2007.  The decrease is primarily due to the sale of $34.1 million of nonaccrual loans and the continued emphasis on lowering residential construction loan exposure offset by growth in commercial real estate loan products.   Deposits increased $74.0 million to $3.3 billion at March 31, 2008, from December 31, 2007.  Since year end, demand deposits, including our line of free checking products, increased $65.4 million to $1.3 billion at March 31, 2008, and represented 38% of total deposits at that date.  Core transaction deposits, which are composed of demand deposits, money market deposits and NOW accounts, increased $102.3 million to $2.8 billion at March 31, 2008 from December 31, 2007.

NET INTEREST INCOME

Net interest income totaled $57.9 million for the first quarter of 2008 compared to $62.9 million for the fourth quarter of 2007 and $69.4 million for the first quarter of 2007.  The decrease in net interest income compared to the previous quarter was due mainly to lower loan yields from reductions in our base lending rate and lower average construction loan balances.  The Federal Reserve lowered the Federal funds rate by 200 basis points since year end, and our base lending rate was reduced by the same amount.  On the funding side, interest expense decreased $1.9 million compared to the fourth quarter of 2007 due mostly to declining market rates and the effect such decline had on our deposit pricing and the cost of wholesale funding through Federal Home Loan Bank (“FHLB”) advances.  We continue to use FHLB advances to fund loan growth and deposit flows as such funding has been cost effective during the recent disruption in the financial markets.

The $11.6 million decrease in net interest income for the first quarter of 2008 compared to the same quarter of 2007 was mainly a result of reduced loan interest income due to lower loan yields and average loan balances.  Our average loan yields have declined in line with the general decline in market interest rates that began in September 2007.  The lower average loan balances resulted mostly from the sale of the participating interest of approximately $353 million in commercial real estate mortgage loans at the end of March 2007 combined with our efforts to reduce our nonowner-occupied residential construction loan exposure.  Interest expense decreased $3.6 million for the first quarter of 2008 compared to the same quarter of 2007 due mainly to a decrease in the cost of our funding sources as market interest rates have declined.

NET INTEREST MARGIN

Our net interest margin for the first quarter of 2008 was 5.58%, a decrease of 53 basis points when compared to the fourth quarter of 2007 and a decrease of 75 basis points when compared to the first quarter of 2007.  The net interest margin was 5.56% in March 2008, down from 5.91% in December 2007.  The declines in the net interest margin are due mainly to lower loan yields.  The yield on average earning assets was 7.47% for the first quarter of 2008 compared to 8.19% for the fourth quarter of 2007 and 8.44% for the first quarter of 2007.  The yield on average loans was 7.57% for the first quarter of 2008 compared to 8.29% for the fourth quarter of 2007 and 8.55% for the first quarter of 2007. Our average loan yield for March 2008 was 7.37%, a decline of 73 basis points from our December 2007 loan yield of 8.10%.  The declines in loan yield resulted from reductions in our base lending rate and lower average construction loan balances.

The cost of deposits and other funding has declined steadily with the decrease in market interest rates.  During the first quarter, we adjusted our deposit rates downward as market rates declined.  The average cost of deposits was 1.46% for the first quarter of 2008 compared to 1.67% for the fourth quarter of 2007 and 1.51% for the first quarter of 2007.  On a monthly basis, deposit cost declined steadily to 1.35% in March 2008 from 1.64% in December 2007.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 39% of average total deposits during the first quarter of 2008.  Further, for the first quarter of 2008 the cost of money market deposits was 2.57%, a decline of 49 basis points from the prior quarter, and the cost of time deposits was 3.77%, a decline of 25 basis points from the prior quarter.  The overall cost of interest-bearing liabilities decreased to 2.87% for the first quarter of 2008 compared to 3.28% for the fourth quarter of 2007 and 3.41% for the first quarter of 2007 due mostly to lower market interest rates.  In line with deposit cost trends, the cost of interest bearing liabilities declined to 2.67% in March 2008 from 3.23% in December 2007.  We increased our reliance on FHLB advances during the first quarter of 2008 as a cost-effective source to fund loan growth and deposit flows.

NONINTEREST INCOME

Noninterest income for the first quarter of 2008 totaled $6.6 million compared to $5.4 million in the fourth quarter of 2007 and $14.4 million earned in the first quarter of 2007.  The increase compared to the fourth quarter of 2007 is due mostly to increased gain on sale of loans and other income. The net gain on sale of SBA loans was $269,000 for the first quarter of 2008 compared to a net loss of $543,000 for the fourth quarter of 2007.  Other income includes the recognition of discounts related to the payoffs of acquired loans; such amounts were $446,000 for the first quarter of 2008 and $187,000 for the fourth quarter of 2007.

The decrease in noninterest income compared to the first quarter of 2007 is due mostly to the sale of the participating interest in commercial real estate mortgage loans in March 2007, which generated a gain of $6.6 million, and net gains of $876,000 on the sale of SBA loans.  The other income category for the first quarter of 2007 included $1.9 million from the recognition of discounts related to payoffs of acquired loans.

NONINTEREST EXPENSE

Excluding the goodwill write-off, first quarter of 2008 noninterest expense totaled $35.3 million compared to $36.3 million for the fourth quarter of 2007 and $35.4 million for the first quarter of 2007.  The decrease in operating noninterest expense compared to the fourth quarter of 2007 is due to the prior quarter including a $1.4 million prepayment penalty on certain FHLB advances, a $1.0 million donation to the San Diego Foundation, and $390,000 of reorganization charges; there were no such items in the first quarter of 2008.  These decreases were offset, in part, by higher compensation costs.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Restricted stock amortization totaled $952,000 for the first quarter of 2008 compared to $1.2 million for the fourth quarter of 2007 and $2.1 million for the first quarter of 2007.  The decline in the restricted stock amortization compared to the first quarter of 2007 is due to the suspension in the fourth quarter of 2007 of amortization of certain performance-based restricted stock awards whose vesting is dependent on the attainment of specific long-term financial targets.  At that time, we concluded that attainment of these financial targets was less than probable.  If and when the attainment of such financial targets is deemed probable in future periods, a catch-up adjustment will be recorded and amortization of such performance-based restricted stock will recommence.  Amortization expense for all time-based and performance-based restricted stock awards is estimated to be $4.8 million for 2008.  Intangible asset amortization totaled $2.5 million for the first quarter of 2008 and is estimated to be $9.4 million for 2008.  The 2008 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

GOODWILL WRITE-OFF

As disclosed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, the Company’s market capitalization was less than our total shareholders’ equity at December 31, 2007.  Since this trend continued through the end of the first quarter of 2008, we are required under generally accepted accounting principles to determine whether and to what extent our goodwill asset is impaired.  We engaged an independent valuation consultant to assist us in evaluating a potential goodwill write-off.  Based on the evaluation, we wrote off $275.0 million of our goodwill as a non-cash charge to earnings in the first quarter of 2008.  Such charge had no effect on the Company’s or the Bank’s cash balances or liquidity.  In addition, because goodwill and other intangible assets are not included in the calculation of regulatory capital, the Company’s and the Bank’s well-capitalized regulatory ratios are not affected by this non-cash expense.

TAXES

The effective tax rate on net operating earnings for the first quarter of 2008 was 26.9% compared to 41.1% for the fourth quarter of 2007 and 41.0 % for the first quarter of 2007.  The effective tax rates shown reflect reductions for credits on certain investments and tax-exempt income.  The first quarter of 2008 goodwill write-off is not deductible for tax purposes.

CREDIT QUALITY

Credit quality was impacted mostly by three events during the first quarter of 2008: the sale of certain nonaccrual loans, the provision for credit losses, and the reduction in our construction loan exposure.  In mid-March we sold $34.1 million of construction related nonaccrual loans at a loss of $16.2 million which was charged to the allowance for credit losses.  These loans were collateralized by both residential construction projects and residential land, and we estimated that it would take several quarters to work out these troubled credits.  We decided to sell these loans at a substantial discount in order to eliminate from our portfolio the risks presented by these loans and to reduce the distraction their work out would have caused.  The credit loss provision for the first quarter of 2008 was $26.0 million and was based on our reserve methodology and considered, among other factors, the charge-off from the loan sale, the level and trends of classified, criticized, and nonaccrual loans, portfolio concentrations and general market conditions.

The construction loan portfolio declined $55.6 million during the first quarter of 2008 to $661.8 million at the end of March.  Within our construction loan portfolio, we reduced our exposure to nonowner-occupied residential construction loans by $62.6 million to $287.5 million at the end of March from year end 2007.  The details regarding the nonowner-occupied residential construction loan portfolio as of the dates indicated follows:

	Balance		Number of loans	Average loan balance
	As of		As of	As of
Loan Category	12/31/07	3/31/08	3/31/08	3/31/08
	(Dollars in thousands)			(Dollars in thousands)

Residential land	$80,848	$57,174	42	$1,361
Residential nonowner-occupied single family	133,694	96,381	61	1,580
Unimproved residential land	51,014	49,761	10	4,976
Residential multifamily	84,533	84,215	19	4,432
	$350,089	$287,531	132	$2,178

Nonperforming assets totaled $38.0 million at the end of March, up $12.8 million from the $25.3 million at the end of December.  Nonaccrual loans increased $9.5 million to $32.0 million and other real estate owned (“OREO”) increased $3.3 million to $6.1 million as of March 31, 2008.    Our ratio of nonaccrual loans to total loans, including loans held for sale, increased to 0.81% at March 31, 2008 from 0.56% at December 31, 2007.   The types of loans included in the nonaccrual category as of March 31, 2008 and December 31, 2007 follows:

	Balance
	As of
Loan category	12/31/07	3/31/08
	(Dollars in thousands)

SBA 7(a)	$7,006	$11,011
SBA 504	3,351	4,461
Residential construction	9,475	7,857
Commercial real estate	519	4,754
Commercial	1,507	3,213
Residential other	6	295
Residential land	220	220
Other, including foreign	389	144
	$22,473	$31,955

The increase in OREO is due mostly to foreclosures on a land loan for 8 improved lots in Temecula and a condo project in San Diego, which combined total $4.0 million.  The ratio of nonperforming assets to loans and real estate owned was 0.96% at March 31, 2008 compared to 0.63% at December 31, 2007.

The credit loss reserve ratio to net loans increased to 1.76% at the end of March compared to 1.55% at the end of 2007.  The allowance for credit losses totaled $68.9 million at March 31, 2008 and $61.0 million at December 31, 2007.

No part of the allowance for credit losses is allocated to loans held for sale as they are carried at the lower of aggregate cost or fair value and are shown separately on our balance sheet.  The allowance for credit losses applies only to loans held for investment purposes and loan commitments.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

First Community and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at March 31, 2008.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	9.09%	9.98%
Tier 1 risk-based capital ratio	6.00%	9.61%	10.55%
Total risk-based capital	10.00%	10.87%	11.80%

REINCORPORATION PROPOSAL

On March 10, 2008, First Community announced its intention to reincorporate in Delaware from California under the name PacWest Bancorp.  Subject to the receipt of shareholder approval at the special meeting on April 23, 2008, we intend to reincorporate effective May 14, 2008 following our Annual Meeting of Shareholders to be held on May 13, 2008.

Other than the change of the Company’s name and corporate domicile, the reincorporation would not result in any change in the business, location, management, assets, liabilities or net worth of the Company, nor will it result in any change in location of Company employees, including the Company’s management. Additionally, the reincorporation itself would not alter any shareholder’s ownership interest in the Company.

Additional information on the proposed reincorporation is available in the Company’s proxy statement filed with the Securities and Exchange Commission on March 25, 2008.

ABOUT FIRST COMMUNITY BANCORP

First Community Bancorp is a bank holding company with $4.9 billion in assets as of March 31, 2008, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 60 full-service community banking branches, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino

Counties.  Through its subsidiary BFI Business Finance and its divisions First Community Financial and Pacific Western SBA Lending, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding First Community Bancorp is available on the Internet at www.firstcommunitybancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about First Community that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: planned acquisitions and related cost savings cannot be realized or realized within the expected time frame; lower than expected revenues; credit quality deterioration which could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete announced acquisitions, to successfully integrate acquired entities, or to achieve expected synergies and operating efficiencies within expected time-frames or at all; the integration of acquired businesses costs more, takes longer or is less successful than expected; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; changes in the securities markets; regulatory approvals for any acquisitions cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in First Community’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, First Community’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. First Community assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read First Community Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by First Community with the SEC.  The documents filed by First Community with the SEC may be obtained at First Community Bancorp’s website at www.firstcommunitybancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from First Community by directing a request to: First Community Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(In thousands, except share date)
Assets:
Cash and due from banks	$129,653	$99,363
Federal funds sold	—	2,000
Total cash and cash equivalents	129,653	101,363

Interest-bearing deposits in financial institutions	286	420

Federal Home Loan Bank stock, at cost	32,768	26,649
Securities available-for-sale, at estimated fair value	117,696	106,888
Total securities	150,464	133,537

Loans, held for sale	57,309	63,565

Loans, net of unearned income	3,909,007	3,949,218
Allowance for loan losses	(60,199)	(52,557)
Net loans	3,848,808	3,896,661

Premises and equipment	25,702	26,327
Other real estate owned, net	6,055	2,736
Intangible assets	528,171	805,775
Cash surrender value of life insurance	68,598	67,846
Other assets	77,670	80,810
Total assets	$4,892,716	$5,179,040

Liabilities and Shareholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,277,302	$1,211,946
Interest-bearing deposits	2,041,842	2,033,200
Total deposits	3,319,144	3,245,146

Accrued interest payable and other liabilities	45,286	45,054
Borrowings	539,800	612,000
Subordinated debentures	130,173	138,488
Total liabilities	4,034,403	4,040,688

Shareholders’ Equity:
Common stock	937,559	936,608
Retained earnings (accumulated deficit)	(80,333)	201,220
Accumulated other comprehensive income:
Unrealized gain on securities available-for-sale, net	1,087	524
Total Shareholders’ Equity	858,313	1,138,352
Total Liabilities and Shareholders’ Equity	$4,892,716	$5,179,040

Shares outstanding (including 999,189 shares and 861,269 shares at March 31, 2008 and December 31, 2007, underlying unvested stock awards)	28,147,608	28,002,382

Book value per share	$30.49	$40.65

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Quarters Ended
	3/31/08	12/31/07	3/31/07
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$75,653	$82,742	$90,949
Interest on federal funds sold	40	251	214
Interest on time deposits in other financial institutions	3	4	6
Interest on investment securities	1,701	1,358	1,376
Total interest income	77,397	84,355	92,545

Interest expense:
Interest expense on deposits	11,821	14,391	13,425
Interest expense on borrowings	5,307	4,306	6,752
Interest expense on subordinated debentures	2,409	2,715	2,933
Total interest expense	19,537	21,412	23,110
Net interest income before provision for credit losses	57,860	62,943	69,435
Provision for credit losses	26,000	3,000	—
Net interest income after provision for credit losses	31,860	59,943	69,435

Noninterest income:
Service charges on deposit accounts	3,224	3,029	2,817
Other commissions and fees	1,519	1,817	1,323
Gain (loss) on sale of loans	269	(543)	7,525
Increase in cash surrender value of life insurance	587	649	616
Other income	968	400	2,070
Total noninterest income	6,567	5,352	14,351

Noninterest expense:
Compensation	18,846	16,669	18,922
Occupancy	4,731	4,871	4,761
Furniture and equipment	1,139	1,183	1,293
Data processing	1,543	1,475	1,558
Other professional services	1,415	1,495	1,437
Business development	756	1,709	707
Communications	824	779	832
Insurance and assessments	540	464	413
Intangible asset amortization	2,530	2,621	2,174
Reorganization charges	—	390	258
Goodwill write-off	275,000	—	—
Other	2,986	4,689	3,038
Total noninterest expense	310,310	36,345	35,393
(Loss) earnings before income taxes	(271,883)	28,950	48,393
Income taxes	840	11,891	19,847
Net (loss) earnings	$(272,723)	$17,059	$28,546

Per share information
Number of shares (weighted average):
Basic	27,145.2	27,645.0	28,867.2
Diluted	27,145.2	27,703.0	28,995.1
(Loss) earnings per share:
Basic (loss) earnings per share	$(10.05)	$0.62	$0.99
Diluted (loss) earnings per share	$(10.05)	$0.62	$0.98

Net operating earnings per share:
Basic net operating earnings per share	$0.08	$0.62	$0.99
Diluted net operating earnings per share	$0.08	$0.62	$0.98

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended
	3/31/08	12/31/07	3/31/07
		(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$4,019,224	$3,960,621	$4,316,266
Investment securities	143,379	105,995	113,278
Federal funds sold	5,032	21,437	16,590
Interest-bearing deposits in financial institutions	324	425	486
Average earning assets	4,167,959	4,088,478	4,446,620
Other assets	1,030,130	1,037,646	1,061,067
Average total assets	$5,198,089	$5,126,124	$5,507,687

Average Liabilities and Shareholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,273,173	$1,332,259	$1,530,242

Interest checking	369,841	363,756	274,303
Money market accounts	1,089,672	1,182,456	1,089,677
Savings	104,905	113,398	138,517
Time deposits	413,712	423,668	571,930
Interest-bearing deposits	1,978,130	2,083,278	2,074,427
Average deposits	3,251,303	3,415,537	3,604,669
Subordinated debentures	137,829	138,553	149,173
Borrowings	620,349	366,196	528,490
Other liabilities	50,207	50,339	56,959
Average liabilities	4,059,688	3,970,625	4,339,291
Average equity	1,138,401	1,155,499	1,168,396
Average liabilities and shareholders’ equity	$5,198,089	$5,126,124	$5,507,687

Yield Analysis:
Average earning assets	$4,167,959	$4,088,478	$4,446,620
Yield	7.47%	8.19%	8.44%
Average interest-bearing deposits	$1,978,130	$2,083,278	$2,074,427
Yield	2.40%	2.74%	2.62%
Average deposits	$3,251,303	$3,415,537	$3,604,669
Cost	1.46%	1.67%	1.51%
Average interest-bearing liabilities	$2,736,308	$2,588,027	$2,752,090
Cost	2.87%	3.28%	3.41%
Average subordinated debentures	137,829	138,553	149,173
Cost	7.03%	7.77%	7.97%
Average borrowings	620,349	366,196	528,490
Cost	3.44%	4.67%	5.18%
Average interest sensitive liabilities	$4,009,481	$3,920,286	$4,282,332
Cost	1.96%	2.17%	2.19%

Interest spread	4.60%	4.89%	5.03%
Net interest margin	5.58%	6.11%	6.33%

DEPOSITS (unaudited)

	As of the Dates Indicated
	3/31/08	12/31/07	3/31/07
		(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,277,302	$1,211,946	$1,524,895
Interest checking	373,145	366,191	273,270
Total transaction accounts	1,650,447	1,578,137	1,798,165
Non-transaction accounts:
Money market	1,165,336	1,135,307	1,182,324
Savings	100,505	108,223	136,822
Time deposits under $100,000	136,476	138,750	227,387
Time deposits over $100,000	266,379	284,729	334,324
Total non-transaction accounts	1,668,696	1,667,009	1,880,857
Total deposits	$3,319,143	$3,245,146	$3,679,022

LOAN CONCENTRATION (unaudited)

	As of the Dates Indicated
	3/31/08	12/31/07	9/30/07	6/30/07	3/31/07
			(Dollars in thousands)
Loan Category:
Domestic:
Commercial*	$855,228	$858,708	$864,114	$882,426	$792,877
Real estate-construction	661,782	717,419	795,272	839,564	918,086
Commercial real estate-mortgage*	2,361,365	2,335,099	2,144,323	2,124,225	2,124,768
Consumer	47,506	49,943	48,550	46,355	46,755
Foreign:
Commercial	48,737	59,916	57,538	69,236	75,548
Other	906	1,206	5,879	5,848	6,342
Total gross loans, including loans held for sale	$3,975,524	$4,022,291	$3,915,676	$3,967,654	$3,964,376

*Commercial and commercial real estate-mortgage include loans held for sale.

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,

NONPERFORMING ASSETS AND CREDIT QUALITY

MEASURES (Unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/08	12/31/07	3/31/07
		(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES:
Allowance for loan losses	$60,199	$52,557	$50,352
Reserve for unfunded loan commitments	8,671	8,471	8,271
Allowance for credit losses	$68,870	$61,028	$58,623

NONPERFORMING ASSETS:
Nonaccrual loans	$31,955	$22,473	$27,572
Other real estate owned	6,055	2,736	479
Total nonperforming assets	$38,010	$25,209	$28,051

Allowance for credit losses to loans, net of unearned income	1.76%	1.55%	1.54%
Allowance for credit losses to nonaccrual loans	215.52%	271.6%	212.6%
Allowance for credit losses to nonperforming assets	181.19%	242.1%	209.0%
Nonperforming assets to total loans, including loans held for sale, and other real estate owned	0.96%	0.63%	0.71%
Nonaccrual loans to total loans, including loans held for sale	0.81%	0.56%	0.70%

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD

AND NET CHARGE-OFF MEASUREMENT (unaudited)

	As of or for the:
	Quarter Ended	Year Ended	Quarter Ended
	3/31/08	12/31/07	3/31/07
		(Dollars in thousands)
Balance at beginning of period	$61,028	$61,179	$61,179
Loans charged-off:
Commercial	(108)	(2,091)	(463)
Real estate-construction	(17,565)	(660)	—
Real estate-mortgage	(838)	(454)	(22)
Consumer	(38)	(166)	(36)
Foreign	—	(1,414)	—
Total loans charged-off	(18,549)	(4,785)	(521)

Recoveries on loans charged-off:
Commercial	356	1,591	162
Real estate-mortgage	26	163	—
Consumer	9	122	103
Foreign	—	73	—
Total recoveries on loans charged-off	391	1,949	265
Net (charge-offs) recoveries	(18,158)	(2,836)	(256)
Provision for credit losses	26,000	3,000	—
Reduction for loans sold	—	(2,461)	(2,300)
Additions due to acquisitions	—	2,146	—
Balance at end of period	$68,870	$61,028	$58,623

Annualized net (charge-offs) recoveries to average loans	(1.82)%	(0.07)%	(0.02)%

The Company has disclosed in this release certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investor’s overall understanding of the Company’s operating financial performance.  Management believes that these non-GAAP financial measures allow for additional transparency and are used by some investors, analysts and other users of the Company’s financial information as performance measures.  These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with GAAP.  These non-GAAP financial measurers presented by the Company may be different from non-GAAP financial measures used by other companies.  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
In thousands, except per share data and percentages	March 31, 2008	December 31, 2007	March 31, 2007
Net (loss) earnings as reported	$(272,723)	$17,059	$28,546
Goodwill write-off	275,000	—	—
Net operating earnings	$2,277	$17,059	$28,546

GAAP basic shares outstanding	27,145.2	27,645.0	28,867.2
Effect of restricted stock and dilutive stock options (a)	—	58.0	127.9
GAAP diluted shares outstanding	27,145.2	27,703.0	28,995.1

Operating earnings basic shares outstanding	27,145.2	27,645.0	28,867.2
Effect of restricted stock and dilutive stock options	18.1	58.0	127.9
Operating earnings diluted shares outstanding	27,163.3	27,703.0	28,995.1

GAAP basic and diluted earnings (loss) per share	$(10.05)	$0.62	$0.98
Net operating diluted earnings per share	$0.08	$0.62	$0.98

GAAP return on average assets	(21.10)%	1.32%	2.10%
Net operating return on average assets	0.18%	1.32%	2.10%

GAAP return on average equity	(96.35)%	5.86%	9.91%
Net operating return on average equity	0.80%	5.86%	9.91%

Noninterest expense as reported	$310,310	$36,345	$35,393
Goodwill write-off	(275,000)	—	—
Operating noninterest expense	$35,310	$36,345	$35,393

GAAP efficiency ratio	481.6%	53.2%	42.2%
Net operating efficiency ratio	54.8%	53.2%	42.2%

(a) Anti-dilutive for the quarter ended March 31, 2008.